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Schedule 13G                                                         Page 1 of 4

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5 )*

                               IRIDEX Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   462684 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)

[ ]   Rule 13d-1(c)

[X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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Schedule 13G                                                         Page 2 of 4

CUSIP No.    462684 10 1

--------------------------------------------------------------------------------

        1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                Milton Chang
--------------------------------------------------------------------------------
        2.      Check the Appropriate Box if a Member of a Group (See
                Instructions)

                (a) [ ]
                (b) [ ]
--------------------------------------------------------------------------------
        3.      SEC Use Only

--------------------------------------------------------------------------------
        4.      Citizenship or Place of Organization   United States citizen

--------------------------------------------------------------------------------
Number of       5.   Sole Voting Power         367,020 shares
Shares
Beneficially    ----------------------------------------------------------------
Owned by Each   6.   Shared Voting Power       0 shares
Reporting
Person With     ----------------------------------------------------------------
                7.   Sole Dispositive Power    367,020 shares

                ----------------------------------------------------------------
                8.   Shared Dispositive Power  0 shares

--------------------------------------------------------------------------------
        9. Aggregate Amount Beneficially Owned by Each Reporting Person 367,020 shares

--------------------------------------------------------------------------------
        10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
        11.     Percent of Class Represented by Amount in Row (11) 5.4%

--------------------------------------------------------------------------------
        12.     Type of Reporting Person (See Instructions)

                IN
--------------------------------------------------------------------------------


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Schedule 13G                                                         Page 3 of 4

ITEM 1.

        (a)     Name of Issuer: IRIDEX Corporation

        (b) Address of Issuer's Principal Executive Offices: 1212 Terra Bella Avenue, Mountain View, CA 94043

ITEM 2.

        (a)     Name of Person Filing: Milton Chang

        (b) Address of Principal Business Office or, if none, Residence: 855 Maude Avenue, Mountain View, CA 94043

        (c)     Citizenship: United States citizen

        (d)     Title of Class of Securities: Common Stock

        (e)     CUSIP Number: 462684 10 1

ITEM 3. Not applicable.

ITEM 4. OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)     Amount beneficially owed: 367,020 shares

        (b) Percent of class: 5.4% The foregoing percentage is calculated based on the 6,799,100 shares of Common Stock reported to be outstanding as of November 5, 2001 in the Quarterly Report on Form 10-Q of IRIDEX Corporation filed for the fiscal quarter ended September 29, 2001.

        (c)     Number of shares as to which the person has:

                (i)     Sole power to vote or to direct the vote: 367,020 shares

                (ii)    Shared power to vote or to direct the vote: 0 shares

                (iii)   Sole power to dispose or to direct the disposition of:
                        367,020 shares

                (iv)    Shared power to dispose or to direct the disposition of:
                        0 shares

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON: Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP: Not applicable.

ITEM 10. CERTIFICATION: Not applicable.


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Schedule 13G                                                         Page 4 of 4

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  02/06/2002
                                        --------------------------------
                                                     Date

                                                /s/Milton Chang
                                        --------------------------------
                                                   Signature